EXHIBIT 11. STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                            Fiscal Year Ended
                                                June 30,
                                          1996          1995
                                        --------     ---------

Primary Earnings Per Share:
- ---------------------------
      Average number of
        shares outstanding             14,366,000   14,384,000
      Net effect of common
        stock equivalents                 198,000      239,000
                                       ----------   ----------
      Average number of
        shares-primary                 14,564,000    14,623,000

      Net income available
        to common
        shareholders before
        extraordinary charge
        and cumulative effect of
        accounting change              $28,145,000  $22,732,000

      Extraordinary charge                  -        (2,073,000)

      Cumulative effect of
        accounting change                   -         1,467,000
                                        -----------  ----------
      Net income                       $28,145,000  $22,126,000
                                        ==========   ==========
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Per Share Data:
- --------------
      Net income per common shares,
        excluding extraordinary charge
        and cumulative effect of
        accounting change                    $1.93       $1.56

      Extraordinary charge                     -         (0.14)

      Cumulative effect of
        accounting change                      -          0.10
                                        -----------   ---------
      Net income per
        common share                         $1.93       $1.52
                                        ===========   =========


Earnings Per Common Share:
- -------------------------
      Earnings per common share are computed by dividing net earnings by the weighted average number of shares of common stock equivalents outstanding during each period. The Company has issued stock options and warrants which are the Company's only common stock equivalents.


Fully Diluted Earnings Per Share:
- --------------------------------
Fully diluted earnings per share is within 3% of primary earnings per share for all periods presented.